UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2012, Alliance One International, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with J. Pieter Sikkel, the President of the Company. The Employment Agreement is effective as of December 1, 2011 (the “Effective Date”) and has an initial term expiring three years after the Effective Date. Thereafter, the Employment Agreement automatically renews for additional one-year periods unless the parties mutually agree otherwise or one party provides the other with written notice of non-renewal at least 90 days prior to the scheduled expiration. The Employment Agreement provides that Mr. Sikkel’s annual base salary shall be $425,000, which is subject to periodic adjustment by the Compensation Committee of the Company’s Board of Directors, and that Mr. Sikkel will be eligible to participate in the Company’s incentive compensation plans. The Employment Agreement also provides that during his term of employment Mr. Sikkel is eligible for employee benefits made available to similarly situated employees, such as health, medical and dental insurance coverage, and for other benefits, including equalization of tax liability for the year ended December 31, 2011 pursuant to the Company’s Tax Equalization Policy, coverage for U.S. employment taxes for 2011, reimbursement of U.S. income tax return preparation expenses for the 2010 and 2011 tax years, and reimbursement of up to $5,000 for legal expenses incurred in connection with the preparation, review and negotiation of the Employment Agreement.

The Employment Agreement provides that in the event of the Company’s termination of Mr. Sikkel’s employment without “Cause” during the term of the Employment Agreement, if Mr. Sikkel resigns his employment for “Good Reason” or if Mr. Sikkel resigns for a “CIC Good Reason” within six months after a “Change in Control” of the Company (as such terms are defined in the Employment Agreement), then he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. The Employment Agreement further provides that in the event of the Company’s termination of Mr. Sikkel’s employment without “Cause” following the expiration of the term of the Employment Agreement, then he will be entitled to receive severance equal to his annual base salary payable in 12 monthly installments. In addition to the severance payments, in connection with a termination of employment as described above, Mr. Sikkel would also be entitled to reimbursement for COBRA insurance-continuation coverage for one year following termination up to $12,000 and payment of up to $15,000 for outplacement services for up to two years following termination. The Employment Agreement also provides that in the event that Mr. Sikkel’s employment is terminated because of “Disability” (as defined), then he would be entitled to receive payments for 18 months at two-thirds of his annual base salary rate at the time of his termination of employment. Pursuant to the Employment Agreement, Mr. Sikkel shall be entitled to receive the post-termination payments described above only if in connection with his termination of employment he enters into a general release and waiver in a form satisfactory to the Company and complies with the terms of the Employment Agreement regarding the return of Company property, confidentiality, non-competition and non-solicitation.

The foregoing summary description is qualified by reference to the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Exhibits.

Exhibit 10.1	Executive Employment Agreement dated as of March 26, 2012 between Alliance One International, Inc. and J. Pieter Sikkel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2012

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets
Executive Vice President – Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Executive Employment Agreement dated as of March 26, 2012 between Alliance One International, Inc. and J. Pieter Sikkel

5